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                                                                   Exhibit 10.28


                                   UNDERTAKING

            THIS UNDERTAKING (this "Undertaking"), executed and delivered on this 30th day of June, 1999, by Avis Fleet Leasing and Management Corporation ("Acquiror Sub"), a Texas corporation and a wholly owned subsidiary of Avis Rent A Car, Inc., a Delaware corporation ("Acquiror"), in favor of PHH Corporation, a Maryland corporation ("Parent"), and PHH Holdings Corporation, a Texas corporation and wholly owned subsidiary of Parent ("Holdings").

                              W I T N E S S E T H:

            WHEREAS, Acquiror, Acquiror Sub, Parent and Holdings are parties to the Agreement and Plan of Merger and Reorganization (the "Merger Agreement"), dated as of May 22, 1999, as amended by the Amendment to the Agreement and Plan of Merger and Reorganization, dated as of June 30, 1999, providing for the merger of Acquiror Sub and Holdings (the "Merger") pursuant to the Texas Business Corporation Act (the "TBCA"), on the terms and subject to the conditions set forth therein (capitalized terms not otherwise defined herein shall have the respective meanings assigned to such terms in the Merger Agreement);

            WHEREAS, as a material part of the Merger Consideration, the Merger Agreement requires that Acquiror Sub undertake to assume and to agree to perform, pay or discharge or cause to be performed, paid or discharged the Transferred Liabilities allocated to, assumed by and vested in Acquiror Sub in the Merger, including, without limitation, the Assumed Obligations (as hereinafter defined).

            NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror Sub agrees as follows:

            1. Subject to the terms and conditions contained in Section 517 of the Merger Agreement, Acquiror Sub hereby undertakes, assumes and agrees to perform, pay or discharge in accordance with their terms, to the extent not heretofore
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performed, paid or discharged, all liabilities and obligations of Holdings set forth on Schedule I hereto (the "Assumed Obligations").

            2. From and after the date hereof, at the request of Holdings, Acquiror shall, and shall cause the Acquiror Sub Surviving Corporation to, take such action to more effectively assume and vest in the Acquiror Sub Surviving Corporation the Assumed Obligations, including, without limitation, executing such documents, instruments and agreements with third parties as may be reasonably necessary for the Acquiror Sub Surviving Corporation to assume all of Holdings' obligations under each of the Assumed Obligations; provided, however, that any such obligations relating to the Holdings Indebtedness shall terminate upon the repayment in full of the Intercompany Indebtedness.

            3. This Undertaking shall be governed by the laws of the State of New York, without regard to the principles of conflicts of law thereof.

            4. This Undertaking shall be enforceable against the successors and assigns of Acquiror Sub and shall inure to the benefit of the successors and assigns of Parent and Holdings.


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            IN WITNESS WHEREOF, this Undertaking has been duly executed and delivered by the undersigned duly authorized officer of Avis Fleet Leasing and Management Corporation on the date first above written.


                                  AVIS FLEET LEASING AND MANAGEMENT
                                       CORPORATION



                                  By: __________________________________
                                      Name:
                                      Title:


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